Exhibit 10.2

ATTENTION:
PLEASE NOTE THAT, FOR YOUR CONVENIENCE, THIS ACCO BRANDS CORPORATION INCENTIVE PLAN NONQUALIFIED STOCK OPTION AGREEMENT IS DIVIDED INTO TWO PARTS, BOTH OF WHICH MAKE UP THE FULL AGREEMENT. THIS IS PART ONE OF TWO. PLEASE ENSURE THAT YOU READ THIS AND THE OTHER PART OF THIS AGREEMENT, WHICH CAN BE FOUND ON THE “GRANT ACCEPTANCE: VIEW/ACCEPT GRANT” SCREEN OF THE E*TRADE SYSTEM.

2019 ACCO BRANDS CORPORATION INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES
THIS NONQUALIFIED STOCK OPTION AGREEMENT, including the Participant Covenants set forth in Exhibit A hereto (“Participant Covenants”), (collectively, the “Agreement”) is made and entered into and effective ________ (the “Grant Date”) by and between ACCO Brands Corporation, a Delaware corporation (collectively with all Subsidiaries, the “Company”) and ______________ (“Participant”).
WHEREAS, ACCO Brands Corporation desires to grant to the Participant an Award of Stock Options under the 2019 ACCO Brands Corporation Incentive Plan (the “Plan”) as set forth in this Agreement.
NOW THEREFORE, the Company and the Participant agree as follows:
1.Plan Governs; Capitalized Terms. This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control except to the extent the Plan provides that the Agreement may vary the terms of the Plan and except to the extent permitted by applicable law.
2.    Grant of Option. ACCO Brands Corporation hereby grants to the Participant a Stock Option to purchase _______ Shares, at the price of __________ per Share (“Option”), which price is the Fair Market Value of one Share on the Grant Date. The Option is not intended to be an incentive stock option under Section 422 of the Code. THIS AWARD IS CONDITIONED ON THE PARTICIPANT SIGNING THIS AGREEMENT VIA E-SIGNATURE (AS DESCRIBED AT THE END OF THIS AGREEMENT) WITHIN 45 DAYS OF THE GRANT DATE, WHICH THE PARTICIPANT ACCEPTS UPON HIS OR HER ELECTRONIC EXECUTION OF THIS AGREEMENT AS DESCRIBED BELOW, AND IS

SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE PARTICIPANT COVENANTS SET FORTH ON EXHIBIT A HERETO THAT APPLY DURING THE PARTICIPANT’S EMPLOYMENT AND FOLLOWING A TERMINATION OF THE PARTICIPANT’S EMPLOYMENT FOR ANY REASON.
3.    Vesting, Exercise, Expiration and Termination of Option.
(a)    Term. The Option shall have a term expiring on the tenth anniversary of the Grant Date (“Term”), or earlier as otherwise provided in this Section 3.
(b)    Vesting Generally. Except as otherwise provided in this Section 3, the Option shall become vested and exercisable pursuant to the following schedule:

Vesting Date	Portion of Option that is Vested and Exercisable
First Anniversary of the Grant Date	One-Third of the Option, rounded to the next higher whole number of Shares
Second Anniversary of the Grant Date	An Additional One-Third of the Option for a Total of Two-Thirds of the Option, rounded to the next higher whole number of Shares
Third Anniversary of the Grant Date	The remaining unvested portion of the Option

(c)    Death; Disability. In the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates due to the Participant’s death or Disability before the date on which the Option shall have become fully vested and exercisable, to the extent that an Option is not then exercisable, the Option shall immediately become vested and exercisable with respect to all Shares covered by the Participant’s Option, and the Option shall remain exercisable until the earlier of (i) the last day of the term of the Option set forth in Section (a) hereof, or (ii) 5 years after the date of such termination; provided, however that an Option may be exercised within one year following the date of death even if later than the expiration of the term of such Option. In the case of the Participant’s death, the Participant’s beneficiary or estate may exercise the Option.
(d)    Retirement. In the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates due to the Participant’s Retirement after the first anniversary of the Grant Date, to the extent an Option is not then exercisable, the Option shall continue to vest and become vested and exercisable in accordance with the original vesting terms of Section 3(b) (as if the termination of employment had not occurred) and shall remain exercisable until the expiration of the term of the Option. If the Participant dies or incurs a Disability before the Option is fully vested, Section 3(c) shall apply as if the Participant had been employed on the date of death or Disability. For this purpose, whether a retired Participant has incurred a Disability will be determined by the Committee on a uniform basis employing criteria consistent with Section 2(q)(ii)(C) of the Plan.
(e)    Change in Control.
(i)    Article 17 of the Plan Governs. The provisions of Article 17 of the Plan shall apply in the event of a Change in Control.
(ii)    24 Months After Change in Control. Any termination of the Participant's employment occurring more than 24 months after a Change in Control shall be governed by the provisions of Section 3 of this Agreement other than Section 3(e)(i).
(f)    Divestiture. If the Participant’s employment with the Company ceases upon the occurrence of a Divestiture after the first anniversary of the Grant Date prior to the date on which the Option shall have become fully vested and exercisable, to the extent that an Option is not then exercisable, each remaining portion of the Option shall immediately become vested and exercisable with respect to a number of Shares (rounded up to the next integer) equal to the fraction the numerator of which is the number of days that the Participant was continuously employed from the Grant Date through the date of the Divestiture and the denominator of which is the number of days from the Grant Date through the Vesting Date.
(g)    Other Terminations. Except as otherwise provided under this Section 3, or under Section 11.2(b) of the Plan, in the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates for any reason prior to the date on which the Option shall have become fully vested and exercisable, any unvested portion of the Option shall be immediately forfeited, automatically cancelled and terminated. No claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s employment or other service relationship for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any.
(h)    Exercise Period for Vested Portion of Option. Except in the event of a termination of the Participant’s employment due to death, Disability or Retirement, upon a termination of the Participant’s employment with the Company, the vested portion of the Participant’s Option shall be exercisable for a period of 90 days following the date of such termination. In the event of a termination of the Participant’s employment due to death or Disability, the Option shall be exercisable until the earlier to occur of (i) five years after the date of such termination or (ii) the last day of the term of the Option set forth in Section 3(a) hereof; provided, in the case of the death of the Participant during the Participant’s employment by the Company, to the extent that the Option otherwise would expire pursuant to Section 3(a) hereof, such expiration date shall be deemed extended for one year following the Participant’s date of death. In the event of a termination of the Participant’s employment due to Retirement, the Option shall be exercisable until the last day of the term of the Option set forth in Section 3(a) hereof.

(i)    Date of Termination of Employment. Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is resident or employed outside of the United States, the date of the Participant’s termination of employment shall be the earliest of (i) the date on which notice of termination of employment is provided by the Company to the Participant; (ii) the last day of the Participant’s active service with the Company; or (iii) the last day on which the Participant is considered an employee of the Company, as determined in each case by the Committee without including any required advance notice period and irrespective of the status of the termination of employment under local labor or employment laws.
4.    Exercise Procedure; Local Law Compliance.
(a)    The Participant may exercise the vested Option, or any vested portion thereof, by notice of exercise to ACCO Brands Corporation, in a manner (which may include electronic means) approved by the Committee and communicated to the Participant, together with payment of the Option price set forth in Section 2 in full to the Company for the portion of the Option so exercised, and payment of any required withholding taxes, (a) in cash or its equivalent or (b) by tendering (either by actual delivery or attestation) to the Company previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price. Notwithstanding the foregoing, unless otherwise determined by the Committee at any time prior to such exercise, the Participant, at his or her election, may pay such Option price (and withholding taxes) pursuant to such exercise by a simultaneous exercise of the Option and sale of the Shares issuable upon such exercise pursuant to a broker-assisted transaction or other similar arrangement, and use the proceeds from such sale as payment of the purchase price of such shares (and withholding taxes), in accordance with the cashless exercise program adopted by the Committee or its delegate pursuant to Section 220.3(e) (4) of U.S. Federal Reserve Board Regulation T. Upon the proper exercise of the Option, and satisfaction of required withholding taxes, ACCO Brands Corporation shall issue in the Participant’s name and deliver to the Participant (or to the Participant’s permitted representative and in its name upon the Participant’s death, above), in either book entry or certificate form (in the discretion of ACCO Brands Corporation) through ACCO Brands Corporation’s transfer agent, the number of shares acquired through the exercise. Subject to the prior approval of the Committee in its sole discretion, at the time of the Participant’s exercise of the Option the Participant may pay the Option price and satisfy the minimum withholding tax obligation required by applicable law with respect to such exercise by causing the Company to withhold Shares otherwise issuable to the Participant upon such exercise having an aggregate Fair Market Value equal to the amount of the sum of such Option price plus the required withholding tax.
(b)    Local Law Compliance. Notwithstanding the foregoing, if the Participant resides in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the Option price, or requires the Company, and/or the Participant to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion). In addition, the Company may require the Participant to sell any Shares acquired upon exercise of the Option at such times as may be required to comply with any local legal or regulatory requirements (in which case, this Agreement shall give the Company the authority to issue sales instructions on behalf of the Participant). Participant may also be required to report any brokerage or bank accounts, assets, or transactions to the tax or other authorities in Participant’s country.
5.    Restrictions on Sale. The Participant shall not sell any Shares, after issuance pursuant to Section 4, at any time when applicable laws or Company policies prohibit a sale. This restriction shall apply as long as the Participant is an employee of the Company.
6.    Securities Laws. The Participant’s Option shall not be exercised if the exercise would violate:
(a)    Any applicable state or foreign securities law;
(b)    Any applicable registration or other requirements under the U.S. Securities Act of 1933, as amended (the “Act”), the Exchange Act, as amended, or the listing requirements of the NYSE; or
(c)    Any applicable legal requirements of any governmental authority.
7.    Participant Covenants; Forfeiture. In consideration of this Option, the Participant agrees to the covenants, the Company’s remedies for a breach thereof, and other provisions set forth in the Participant Covenants, attached hereto, incorporated into, and being a part of this Agreement. The provisions of Section 3 to the contrary notwithstanding, in addition to any other remedy set forth in SECTION 7 of the Participant Covenants in Exhibit A, the Participant's Option, whether or not then vested and exercisable, shall be immediately forfeited and cancelled in the event of the Participant's breach of any covenant set forth in Exhibit A.
8.    Tax Withholding; Repatriation of Payments.
(a)    Payment of Withholding Taxes. The Company shall have the right to deduct from any payment to be made to the Participant, or to otherwise require, prior to the issuance or delivery of any Shares or the payment of any cash under the Plan and this Agreement, payment by the Participant of, any U.S. federal, state, local or foreign taxes required by law to be withheld (the “Tax Related Items”). If the Participant becomes liable for Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to deduct, withhold or account for Tax-Related Items in more than one jurisdiction. The Company will have discretion to determine the method of satisfying Tax-Related Items. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Addendum. Regardless of any action the Company takes with respect to any or all Tax-Related Items, the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. By accepting this Option, the Participant expressly consents to the methods of withholding as provided under the Plan and this Section 8(a).

(b)    Local Law Compliance. The Participant agrees, as a condition of the grant of the Option, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to this Option) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). Participant also may be required to repatriate any amounts Participant received as a result of Participant’s participation in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of resident (and country of employment, if different).
9.    Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Option grant evidenced by this Agreement and the Participant’s participation in the Plan: As a condition to the grant of the Option, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein. The Company and its Affiliates hold certain personal information about the Participant (collectively, the “Data”). The Data may be provided by the Participant or may be collected, where lawful, from third parties including without limitation in connection with the Electronic Authentication Protocol described in Section 10(i) below, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan. The Company and its Affiliates may transfer Data amongst themselves as may be necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant hereby authorizes the Company and its Affiliates to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws by contacting the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the authorization and consent set forth in this Section 9 may affect the Participant’s ability to participate in the Plan.
10.    Miscellaneous Provisions.

(a)    Clawback. The Option, any Shares or cash paid to the Participant, and the proceeds of the sale of any such Shares, shall be subject to any compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board of Directors or by the Committee (whether approved prior to, on or after the grant or exercise of the Option) as such policies may be applicable to a covered employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require the cancellation of an award to a Participant, or may require a Participant to repay amounts previously received by him or her pursuant to an award, in the event that either the Participant breaches any post-employment restrictive covenants or obligation, or if it is determined after termination of employment that the Participant could have been terminated for Cause, and may also provide for any amounts payable under an award to be offset by any amounts previously paid to the Participant under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Participant consents to any such offset, deduction, cancellation, clawback or recoupment.
(b)    No Fractional Shares. Pursuant to Section 21.14 of the Plan, to the extent any fractional Share would otherwise be issuable to the Participant, the Participant shall be paid cash or a cash equivalent equal to the Fair Market Value of such fractional Share.
(c)    Rights as a Stockholder. Neither the Participant nor the Participant’s representative shall have any rights as a stockholder with respect to any Shares underlying the Option until the date that the Company delivers such Shares to the Participant or the Participant’s representative pursuant to a timely exercise thereof.
(d)    No Retention Rights. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without Cause, in accordance with applicable law and, if applicable, the Participant’s employment contract. Based on the foregoing, the Participant expressly recognizes that (i) the Plan and the benefits the Participant may derive from participation in the Plan does not establish any rights between the Participant and the Company; (ii) the Plan and the benefits the Participant may derive from participation in the Plan are discretionary and are not part of the employment conditions and/or benefits provided by the Company; and (iii) nothing in the Plan or this Agreement shall be deemed to be a modification or waiver of the terms and conditions set forth in a written employment agreement for the Participant (as applicable) that has been approved, ratified or confirmed by the Committee. The grant of the Option does not create any contractual or other right to receive future Option grants or benefits in lieu of Options, even if Options have been granted in the past.

(e)    Notices. Any notice required or permitted by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company. To the extent provided by the Committee, notice may also be given by e-mail or other electronic means.
(f)    Option Not an Item of Compensation. The Participant acknowledges and agrees that: (i) the value of the Option (either on the Grant Date or at the time the Option becomes exercisable and/or is exercised) is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any, with the Company and shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, service payment, bonus, long-service award, or other benefit plan of the Company and any Affiliates except as otherwise specifically provided in such other plan, nor shall it be taken into account in determining pay in lieu of notice of termination of employment or any other pay on termination of employment; (ii) the Option grant is discretionary and is completely independent of any other award or grant and is made at the sole discretion of the Committee; and (iii) no past grants or Awards (including, without limitation, the Option awarded hereunder) give the Participant the right to be selected for a grant of any other Award in the future.
(g)    Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Additional Requirements. The Committee reserves the right to impose other requirements on the Option, any Shares acquired pursuant to the Option, and the Participant’s participation in the Plan, to the extent it determines, in its sole discretion, that such additional requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring the Participant to execute and deliver any agreements or undertakings that may be necessary to accomplish the foregoing.
(i)    Electronic Authentication.
(i)    Electronic Delivery. By executing this Agreement, the Participant hereby consents to the electronic delivery of all documentation, including prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case all documents, including subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant.

(ii)    Electronic Signature. All references to signatures in this Agreement may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and the Participant’s electronic signature shall be the same as, and shall have the same force and effect as, his or her written signature.
(iii)    Intent to be Bound By Electronic Authentication Protocol in Effect. In particular, at the time of execution of this Agreement, the Company has established an electronic delivery and signature protocol (the “Electronic Authentication Protocol”) for grant acceptance that includes the following relevant steps: (i) the Participant receives an authentication code from the Company; (ii) the Participant creates an account with the Company’s third party provider service, including providing requested personal data; (iii) the Participant receives electronic delivery of relevant documents in connection with the grant, including without limitation this Agreement; and (iv) the Participant reviews each separate document and checks the box “I agree” after each to indicate that the Participant has reviewed and intends to be bound by that document. The Participant acknowledges, understands, and agrees that the Electronic Authentication Protocol in effect at the time of this Agreement, or any such system that may subsequently replace it, is equivalent to the Participant's written signature and shall have the same force and effect.
(j)    Foreign Exchange Rates. Neither the Company nor any of its Affiliates, will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of any amounts due to Participant pursuant to the settlement of the Options or the subsequent sale of any Shares acquired upon settlement
(k)    Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, if the Participant is bound by any restrictive covenant contained in a previously-executed agreement with the Company, such restrictions shall be read together with the Participant Covenants to provide the Company with the greatest amount of protection, and to impose on the Participant the greatest amount of restriction, allowed by law. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto; provided that for the Company, the written instrument must be signed by a Senior Vice President or above of ACCO Brands Corporation. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
(l)    Choice of Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof. The Company and the Participant stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Cook County, Illinois and waive each such party’s right to objection to an Illinois court’s jurisdiction and venue. The Participant and the Company hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.
(m)    Successors.
(i)    Limitation on Assignment. This Agreement is personal to the Participant and shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution, without the written consent of the Company executed by a Senior Vice President or above of ACCO Brands Corporation. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(ii)    Company and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
(n)    Severability. If any provision of this Agreement for any reason shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated; provided, however, if any provision of Exhibit A is found to be unenforceable, the entire Agreement will be null and void.
(o)    Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.
By opening this Agreement and clicking the “Accept” button on the “Grant Acceptance: View/Accept Grant” screen (the Participant’s e-signature, the legal equivalent of his/her handwritten/wet signature), the Participant:

(1)
Acknowledges that he or she is the authorized recipient of this Agreement and that he or she has properly accessed the E*Trade online system by use of the username and password created by the Participant;

(2)
Acknowledges that he or she has read and understands the 2019 ACCO Brands Corporation Incentive Plan Nonqualified Stock Option Agreement in its entirety, including Exhibit A and the Addendum, and has also read and understands the 2019 ACCO Brands Corporation Incentive Plan, which he or she understands will control in the event of any discrepancy between the Agreement and the Plan; and

(3)
Accepts and agrees to the terms and conditions of the 2019 ACCO Brands Corporation Incentive Plan Nonqualified Stock Option Agreement in its entirety, including Exhibit A and the Addendum, and the 2019 ACCO Brands Corporation Incentive Plan.

ACCO BRANDS CORPORATION
2019 ACCO BRANDS CORPORATION INCENTIVE PLAN
ADDENDUM TO
NON-QUALIFIED STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

TERMS AND CONDITIONS

This Addendum, which is part of the Agreement, includes additional or different terms and conditions that govern the Options and that will apply to you. Unless otherwise defined herein, capitalized terms set forth in this Addendum shall have the meanings ascribed to them in the Plan or the Agreement, as applicable.

NOTIFICATIONS

This Addendum may also include information regarding certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on laws in effect as of June 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Addendum as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you vest in the Options.

In addition, the information contained herein is general in nature and may not apply to your particular situation. As a result, the Company is not in a position to assure you of any particular result. You, therefore, are encouraged to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.

Finally, if you are a citizen or resident of a country other than that in which you are currently working and/or residing, are considered a resident of another country for local law purposes or transfer residency to a different country after the Grant Date, the information contained herein may not apply in the same manner to you.

AUSTRALIA

Terms and Conditions

Any advice given by or on behalf of the Company in relation to financial products offered under the Plan does not take into account the Participant’s objectives, financial situation and needs. The Participant should consider obtaining his or her own financial product advice from a person who is licensed by the Australian Securities and Investments Commission (ASIC) to give such advice.

The Company makes no recommendation about whether the Participant should participate in this Award.

Notifications

Securities Law Information. This disclosure has been prepared in connection with the offer of Options to employees of the Company and its Affiliates. It is intended to comply with the exemptions granted by the Australian Securities and Investments Commission (“ASIC”) under the provisions of the Corporations Act 2001 and ASIC Class Order CO 14/1000.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (the “Act”) (subject to the conditions in the Act).

Exchange Control Information. If Participant is an Australian resident, exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on Participant’s behalf. If there is no Australian bank involved in the transfer, Participant will be required to file the report on his or her own behalf.

BELGIUM

Terms and Conditions

Acceptance of Option. The timing of taxation of the Option depends upon whether it is accepted (i) within 60 days of the offer (for tax at offer) or (ii) more than 60 days after the offer (for tax at exercise). Participant will receive a separate communication in addition to the Agreement with information about the tax treatment of the Option. Participant should refer to the communication for a more detailed description of the tax consequences of choosing to accept the Option. Belgian residents should consult their personal tax advisor with respect to the Option before taking any action.

Notifications

Foreign Asset/Account Reporting Information. Participant is required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on Participant’s annual tax return. Participant is also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located.

BRAZIL

Terms and Conditions
In accepting the Options, Participant acknowledges, understands and agrees that (i) he or she is making an investment decision, (ii) he or she will be entitled to exercise, and receive Shares pursuant to, the Options only if the vesting conditions are met and any necessary services are rendered by Participant between the Grant Date and the exercise date, and (iii) the value of the underlying shares is not fixed and may increase or decrease without compensation to Participant.

Compliance with Law. In accepting the Options, Participant agrees to comply with all applicable Brazilian laws and report and pay any and all applicable Tax-Related Items associated with the exercise of the Options, the sale of any Shares acquired under the Plan, and the receipt of any dividends.
Notifications
Foreign Asset/Account Reporting Information.  If Participant is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.  The assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transaction (“IOF”). Cross-border financial transactions relating to the Options may be subject to the IOF (tax on financial transactions). Participant should consult with his or her personal tax advisor for additional details.

CZECH REPUBLIC
Notifications
Exchange Control Information.  Proceeds from the sale of Shares, any dividends paid on such Shares or dividend equivalents may be held in a cash account abroad and Participant is no longer required to report the opening and maintenance of a foreign account to the Czech National Bank (the “CNB”), unless the CNB notifies Participant specifically that such reporting is required. Upon request of the CNB, Participant may need to file a notification within 15 days of the end of the calendar quarter in which Participant acquires Shares upon exercise of the Options.

GERMANY
Notifications
Exchange Control Information. Participant must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de). Participant is responsible for complying with applicable reporting obligations and should speak to his or her personal legal advisor on this matter.

HONG KONG
Terms and Conditions
Sale of Shares.  Shares received upon exercise of the Options are accepted as a personal investment. In the event that Shares are issued in respect of the Options within six (6) months of the Grant Date, Participant agrees that he or she will not offer to the public or otherwise dispose of the Shares prior to the six (6)-month anniversary of the Grant Date.
Notifications
SECURITIES WARNING:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participant should exercise caution in relation to the offer. If Participant is in doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice. The Options and any Shares issued in respect of the Options do not constitute a public offering of securities under Hong Kong law and are available only to members of the Board and employees. The Agreement, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Options and any documentation related thereto are intended solely for the personal use of each member of the Board and/or employee and may not be distributed to any other person.

ITALY
Terms and Conditions
Cashless Exercise Restriction. The following provision supplements Sections 4(a) of the Agreement:

Due to legal restrictions in Italy, Participant will be required to pay the exercise price of the Options through the delivery of irrevocable instructions to a broker to sell all of the Shares obtained upon exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased. The balance of the sale proceeds, if any, will be delivered to Participant, but Participant is not entitled to hold any Shares. The Company reserves the right to provide Participant with additional methods of paying the Option exercise price depending on the development of local laws.

Data Privacy. The following provisions replace Section 8 of the Agreement in its entirety:
Participant understands that the Company, their employer and any other Affiliate may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Affiliate, details of all Options, or any other entitlement to shares awarded, canceled, vested, exercised, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.
Participant also understands that providing the Company with Data is necessary for the performance of the Plan and that Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The controller of personal data processing is Esselte S.r.l. with registered offices at Via Milano 35 20064 Gorgonzola (MI) Italy, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Esselte S.r.l., with registered offices at Via Milano 35 20064 Gorgonzola (MI) Italy.
Participant understands that Data will not be publicized. Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Participant further understands that the Company and/or its Affiliates, will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Participant’s participation in the Plan, and that the Company and its Affiliates may each further transfer Data to banks, other financial institutions, brokers or other third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom Participant may elect to deposit any Shares acquired at exercise of the Options. Such recipients may receive, possess, process, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area, such as in the U.S. or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.
Furthermore, Participant is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s local human resources representative.
Plan Document Acknowledgement. Participant acknowledges that he or she has read and specifically and expressly approves, without limitation, the following sections of this Agreement: Sections 3, 4, 5, 6, 7, and 9 (d), (f), (g) and (i) and the Data Privacy provisions included in this Addendum.
Notifications
Foreign Asset/Account Reporting Information. If at any time during the fiscal year Participant holds foreign financial assets (including cash and Shares) which may generate income taxable in Italy, Participant is required to report these assets on Participant’s annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Financial assets include Shares acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year. Participant should consult with his or her personal tax advisor about the foreign financial assets tax.

MEXICO
Terms and Conditions
Labor Law Acknowledgement and Policy Statement.  In accepting the Award granted hereunder, Participant expressly recognizes that ACCO Brands Corporation, with registered offices at Four Corporate Drive, Lake Zurich, Illinois 60047 USA is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is [NAME] (“ACCO Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and ACCO Mexico, and do not form part of the employment conditions and/or benefits provided by ACCO Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation in the Plan at any time without any liability to Participant.

Finally, Participant hereby declares that Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiaries, shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Spanish Translation
Reconocimiento de la Ley Laboral y Declaración de Política. Al aceptar cualquier Otorgamiento bajo de este documento, usted reconoce expresamente que ACCO Brands Corporation, con oficinas registradas y localizadas en Four Corporate Drive, Lake Zurich, Illinois 60047 USA, es la única responsable por la administración del Plan y que su participación en el mismo y la adquisición de Acciones no constituyen de ninguna manera una relación laboral entre usted y la Compañía, debido a que su participación en el Plan es únicamente una relación comercial y que su único empleador es ACCO Mexicana S.A. de C.V., (“ACCO México”). Derivado de lo anterior, usted reconoce expresamente que el Plan y los beneficios a su favor que pudieran derivar de la participación en el mismo no establecen ningún derecho entre usted y el Empleador, ACCO México, y no forman parte de las condiciones laborales y/o los beneficios otorgados por ACCO México, y cualquier modificación del Plan o la terminación del mismo no constituirá un cambio o desmejora de los términos y las condiciones de su trabajo.
Asimismo, usted entiende que su participación en el Plan se ha resultado de la decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o descontinuar su participación en el Plan en cualquier momento y sin ninguna responsabilidad para usted.
Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted exime amplia y completamente a la Compañía de toda responsabilidad, como así también a sus Filiales, accionistas, directores, agentes o representantes legales con respecto a cualquier demanda que pudiera surgir.

THE NETHERLANDS
There are no country-specific provisions.

POLAND
Notifications
Exchange Control Information.  If Participant holds foreign securities (including Shares) and maintains accounts abroad, Participant will be required to file certain reports with the National Bank of Poland on the transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000 in the aggregate. If required, Participant must file reports on the transactions and balances of the accounts on a quarterly basis on special forms available on the website of the National Bank of Poland.
In addition, if Participant transfers funds in excess of €15,000 into Poland in connection with the sale of Shares under the Plan (including Shares received upon exercise of the Options), the funds must be transferred via a bank account held at a bank in Poland. Participant is required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.

SINGAPORE

Terms and Conditions
Restriction on Sale and Transferability. Participant hereby agrees that any Shares acquired pursuant to the exercise of the Options will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to one or more exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).
Notifications
Securities Law Information. The grant of the Options is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Requirement. The Chief Executive Officer (“CEO”) and the directors, associate directors and shadow directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The CEO, directors, associate directors and shadow directors must notify the Singapore Subsidiary in writing of an interest (e.g., Options, Shares, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming the CEO or a director, associate director or shadow director.

SWEDEN
There are no country-specific provisions.

UNITED KINGDOM
Terms and Conditions
Tax Withholding. This provision supplements Section 7(a) of the Agreement:
Participant agrees that, if he or she does not pay or their employer or the Company does not withhold from Participant the full amount of income tax that Participant owes at the exercise of the Options for consideration, or the receipt of any other benefit in connection with the exercise of the Options (the “Taxable Event”) within 90 days of the U.K. tax year within which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Participant to their employer, effective as of the Due Date. Participant agrees that the loan will bear interest at the Her Majesty’s Revenue and Customs’ (“HMRC”) official rate and will be immediately due and repayable by Participant, and the Company and/or their employer may recover it at any time thereafter by any of the means set forth in Section 7(a) of the Agreement.
Notwithstanding the foregoing, if Participant is an executive officer or director within the meaning of Section 13(k) of the Exchange Act, as amended from time to time, Participant understands that he or she may not be able to indemnify the Company or Participant’s employer for the amount of income tax not collected from or paid by Participant, as it may be considered a loan. In the event that Participant is an executive officer or director and income tax is not collected from Participant within ninety (90) days after the end of the tax year in which the Taxable Event occurs, the amount of any uncollected income tax may constitute an additional benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant acknowledges that he or she is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing

Participant’s Employer for the value of any of NICs due on this additional benefit, which the Company or Participant’s employer may recover from Participant by any of the means set forth in Section 7(a) of the Agreement.
If the maximum applicable withholding rate is used, any over-withheld amount may be credited to Participant by the Company or by Participant’s employer (with no entitlement to the Company common stock equivalent) or if not so credited, Participant may seek a refund from the local tax authorities.
Joint Election. As a condition of the Options granted hereunder, Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”), which may be payable by the Company or Participant’s employer with respect to the exercise of the Options and issuance of Shares subject to the Options, the assignment or release of the Options for consideration, or the receipt of any other benefit in connection with the Options.
Without limitation to the foregoing, Participant agrees to make an election (the “Election”), in the form specified and/or approved for such election by HMRC, that the liability for Participant’s Employer NICs payments on any such gains shall be transferred to Participant to the fullest extent permitted by law. Participant further agrees to execute such other elections as may be required between Participant and any successor to the Company and/or Participant’s employer. Participant authorizes the Company and his or her employer to withhold such Employer NICs by any of the means set forth in Section 7(a) of the Agreement.

Failure by Participant to enter into an Election, withdrawal of approval of the Election by HMRC or a joint revocation of the Election by Participant and the Company or Participant’s employer, as applicable, shall be grounds for the forfeiture and cancellation of the Options, without any liability to the Company or Participant’s employer.

Data Privacy. The following provisions replace Section 8 of the Agreement in its entirety:
The Participant understands that the Company, acting as controller, as well as the his or her his or her employer (the “Employer”) or any Affiliate, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the Awards (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all Awards granted, canceled, vested, unvested or outstanding in the Participant’s favor, and where applicable employment termination date and reason for termination  (all such personal information is referred to as “Data”).  The Data is collected from the Participant, his or her Employer, the Company and any Affiliate, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement.  The legal basis (that is, the legal justification) for processing the Data is to perform this Agreement.  The Data must be provided in order for the Participant to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder.  If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.
The Participant understands that his or her Employer, the Company and any Affiliate will transfer Data to the Company for purposes of Plan administration. The Company, the Employer and any Affiliate may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms),  as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of this Agreement.  The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission.  Where a recipient is located in a country that does not benefit from an adequacy decision or adequacy listing, the transfer of the Data to that recipient will be made pursuant to European Commission-approved standard contractual clauses, a copy of which may be obtained from Isabel Rico-Diaz. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under this Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of this Agreement.
The Company, the Employer and any Affiliate will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date.  The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified).  The Participant also has the right to request access to his or her Data as well as additional information about the processing of that Data.  Further, the Participant is entitled to object to the processing of Data or have the Participant’s Data erased, under certain circumstances.  Subject to conditions set forth in applicable law, the Participant also is entitled to: (i) restrict the processing of his or her Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to this Agreement or generated by the Participant, in a common machine-readable format.  To exercise his or her rights, the Participant may contact his or her local human resources representative.  The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint.  The data protection officer may be contacted at ACCO UK Ltd., Oxford House, Oxford Road, Aylesbury, Buckinghamshire, HP20 8SZ, UK.

[Signature page follows]

ACCO Brands Corporation	PARTICIPANT
Name: Title:	NAME